RLB Certified Public Accountant PLLC

6314 11th Avenue South

Gulfport, FL 33707-3002

Cell 727-452-4803 Email robin@rlbcpa.biz

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

November 24, 2014

Dear Sir/Madam:

I have read the statements included in the Form 8-K dated November 24, 2014 of TOA Carbon Fiber, Inc., to be filed with the Securities and Exchange Commission and am in agreement with the statements contained in Item 4.01 insofar as they relate to the firm’s decline to stand for re-appointment.

Very truly yours,

RLB Certified Public Accountant PLLC

Gulfport, FL